MEMORANDUM

DATE: February 20, 2001

TO: File

FROM: Alex Marks

RE: Item 77(i): Form N-SAR for Variable Insurance Products III

Pursuant to a Board approved vote on November 8, 2000, Variable Insurance Products III commenced a new fund on December 27, 2000: Aggressive Growth Portfolio, with three classes of shares (Initial Class, Service Class, and Service Class 2).